EXHIBIT 5

[Kilpatrick Stockton LLP Letterhead]

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com

        November 10, 2003

Equifax Inc.
1550 Peachtree Street, N.W.
Atlanta, GA 30309

  Re:
  Form S-8 Registration Statement—Equifax Inc.
  Director and Executive Stock Deferral Plan

Ladies and Gentlemen:

        We have acted as counsel for Equifax Inc., a Georgia corporation (the "Company"), in connection with the preparation and filing of the form S-8 Registration Statement under the Securities Act of 1933, as amended, relating to the registration of (i) $24,250,000 of unsecured obligations of the Company (the "Deferred Compensation Obligations") to pay deferred compensation in the future in accordance with the terms and conditions of the Equifax Director and Stock Deferral Plan (the "Plan") and (ii) 1,000,000 shares of the Company's common stock, $1.25 par value (the "Common Stock"), which may be issued pursuant to the Plan. In connection with the preparation of said Registration Statement, we have examined certificates of public officials and originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the shares of Common Stock as we have deemed relevant under the circumstances.

        As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

        The opinions expressed herein are limited in all respects to the corporate law of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        On the basis of the foregoing, it is our opinion that:

  1.
  The Deferred Compensation Obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the applicable Plan, will be legally issued and the binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity; and

  2.
  The shares of Common Stock to be registered have been duly authorized, and the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

Sincerely,
KILPATRICK STOCKTON LLP
By:	/s/ LARRY D. LEDBETTER Larry D. Ledbetter, a partner